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                                                                     EXHIBIT 11

                             ALEXANDER & BALDWIN, INC.
                        COMPUTATION OF EARNINGS PER SHARE
               FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                     (In thousands, except per share amounts)
----------------------------------------------------------------------------------------
                                                        1995         1994          1993
                                                      --------     --------     --------
    Primary Earnings Per Share (a)

       Net income from continuing operations           $32,419      $63,979      $58,736
       Net income from discontinued operations          23,336       10,629        8,253
                                                      --------     --------     --------
       Net income                                      $55,755      $74,608      $66,989
                                                      ========     ========     ========
       Average number of shares outstanding             45,492       46,059       46,338
                                                      ========     ========     ========
       Primary earnings per share from
                      continuing operations               0.72         1.39         1.27

       Primary earnings per share from
                      discontinued operations             0.51         0.23         0.18
                                                      --------     --------     --------
       Primary earnings per share                        $1.23        $1.62        $1.45
                                                      ========     ========     ========

    Fully Diluted Earnings Per Share

       Net income from continuing operations           $32,419      $63,979      $58,736
       Net income from discontinued operations          23,336       10,629        8,253
                                                      --------     --------     --------
       Net income                                      $55,755      $74,608      $66,989
                                                      ========     ========     ========
       Average number of shares outstanding             45,492       46,059       46,338

       Effect of assumed exercise of
           outstanding stock options                        23           51           31
                                                      --------     --------     --------
       Average number of shares outstanding
           after assumed exercise of
           outstanding stock options                    45,515       46,110       46,369
                                                      ========     ========     ========
       Fully diluted earnings per share from
                      continuing operations               0.72         1.39         1.27

       Fully diluted earnings per share from
                      discontinued operations             0.51         0.23         0.18
                                                      --------     --------     --------
       Fully diluted earnings per share                  $1.23        $1.62        $1.45
                                                      ========     ========     ========

    (a)The computations of primary earnings per share do not include the effects of assumed exercises of employee stock options because such effects were immaterial.

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